Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Dreyfus Investment Funds:

We consent to the use of our report, dated November 25, 2015, with respect to the financial statements of Dreyfus/The Boston Company Small Cap Value Fund, a series of Dreyfus Investment Funds, as of September 30, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

July 27, 2016